Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2013, relating to the consolidated financial statements and financial statement schedule of Neenah Paper, Inc., and the effectiveness of Neenah Paper Inc.’s internal control over financial reporting dated appearing in the Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 30, 2013